EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Interplay Entertainment Corp. and Subsidiaries

We consent to the incorporation by reference in the registration statements (Form S-8 No. 333-50254, Form S-8 No. 333-60583, Form S-3 No. 333-50252, Form
S-3 No. 333-59088 and Form S-3 No. 333-60272) of Interplay Entertainment Corp. and Subsidiaries of our report dated March 25, 2004 relating to the consolidated financial statements and schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Interplay Entertainment Corp. (a majority-owned subsidiary of Titus Interactive S.A.) and Subsidiaries for the years ended December 31, 2003 and 2002.


/S/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP
April 26, 2004